Exhibit 99.1

Contact:	Paul Elsberg
	Corporate Communications	FOR IMMEDIATE RELEASE
312-394-7417
paul.elsberg@exeloncorp.com

EXELON ANNOUNCES OUTCOME OF 2016-17 PJM TRANSITION AUCTION

CHICAGO (Sept. 1, 2015) —Exelon Corporation (NYSE: EXC) today announced that all of the Illinois nuclear plants in PJM cleared in the transition capacity auction for the 2016-17 planning year. The auction results take effect in June 2016.

This is the first of two transitional auctions that PJM is holding to supplement its prior base capacity auctions for the 2016-17 and 2017-18 planning years with the new capacity performance product, which is designed to strengthen electric grid reliability.

“We continue to be encouraged by these auction results, which along with EPA’s Clean Power plan, begin to properly value nuclear power for their reliability and low-carbon benefits,” said Chris Crane, Exelon president and CEO. “These auction results, as well as other factors, will come into play as we analyze the current and expected economics of each of our plants.”

The new capacity auction rules were ordered by the Federal Energy Regulatory Commission (FERC) to ensure reliability given the changing nature of the generation fleet as more intermittent renewable and gas-fired generation comes online. The reforms will result in generators investing in their power plants to ensure reliability during extreme weather events and to have sufficient fuel on hand, which will benefit customers. Exelon spends nearly $1 billion annually on its nuclear plants to add the latest technologies and keep them operating safely and reliably.

Capacity auctions are held annually by grid operator PJM to ensure enough power generation resources are available to meet demand in its region covering all or part of 13 states and the District of Columbia.

The capacity market reforms are being implemented at a time when the PJM region is currently experiencing its lowest wholesale electricity prices in 10 years.

For competitive reasons, Exelon cannot disclose whether its plants outside of Illinois cleared this auction, given the 2017-18 transition auction taking place this week.

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Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2014 revenues of approximately $27.4 billion. Headquartered in Chicago, Exelon does business in 48 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to more than 2.5 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Exelon’s utilities deliver electricity and natural gas to more than 7.8 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO). Follow Exelon on Twitter @Exelon.

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